Exhibit 3.1

New Jersey Division of Revenue & Enterprise Services

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.      The name of the corporation is “Dataram Corporation.”

2.      The following amendments to the Restated Certificate of Incorporation were approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 10th day of November, 2014.

3.      The number of shares outstanding at the time of the adoption of the amendments was: 2,430,512 shares. The total number of shares entitled to vote thereon was: 2,410,512 shares of Common Stock.

4.     Resolved, that Article SIXTH of the Restated Certificate of Incorporation be amended to read as follows:

The total number of shares of common stock that may be issued by the Company is 54,000,000, each having a par value of $0.01 and the total number of shares of preferred stock that may be issued by the Company is 5,000,000, each having a par value of $1.00.

All or any part of said shares of common stock and preferred stock may be issued by the Company from time to time, for such consideration as may be fixed by the Board of Directors as provided by law.

Provisions Relating To Preferred Stock

1.     The preferred stock may be issued, from time to time, in one or more series, each of such series to have such designation and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as are stated and expressed herein and in such amendment or amendments to the Certificate of Incorporation establishing such series as are adopted by the Board of Directors as hereinafter provided and as are not inconsistent with this Article Sixth.

2.     Authority is hereby expressly vested in and granted to the Board of Directors of the Corporation, subject to the provisions of this paragraph 2, to adopt an amendment or amendments to the Certificate of Incorporation dividing the shares of preferred stock into one or more series and, with respect to each such series, fixing the following:

(a)     The number of shares to constitute such series and the distinctive designation thereof;

(b)     The annual dividend rate on the shares of such series and the date or dates from which dividends shall be accumulated as herein provided;

(c)     The times when and the prices at which shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions and the amount, if any, in addition to any accumulated dividends thereon which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may differ in the case of shares redeemed through the operation of any purchase, retirement or sinking fund from the case of shares otherwise redeemed;

(d)     The amount, if any, in addition to any accumulated dividends thereon which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up voluntary or involuntary and, if voluntary, may vary at different dates;

(e)     Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of the said fund or funds;

(f)     Whether or not the shares of such series shall be convertible into shares of stock of any other class or classes, or of any other series or preferred stock or series of other class of shares, and if so convertible, the price or prices, the rate or rates of conversion and the method, if any, of adjusting the same;

(g)     The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distribution on, and upon the purchase redemption or other acquisition by the Corporation or any subsidiary of, the Common Stock, or (with the exception of the preferred stock) any other class or classes of stock of the Corporation ranking on parity with or junior to the shares of such series either as to dividends or upon liquidation;

(h)     The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or of any subsidiary, or upon the issue of any additional stock (including additional shares of such series of any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation;

(i)     The voting powers, if any, of the series; and

(j)     Such other preferences and relative, participating, optional or other special rights, or qualification, limitations or restrictions, as shall not be inconsistent with this Article Sixth.

3.     The Board of Directors also shall have authority to change the designation of shares, or the relative rights, preferences and limitations of the shares, of any theretofore establish series of preferred stock, no shares of which have been issued, and further, the Board shall have the authority to increase or decrease the number of shares of any series previously determined by it (provided, however, that the number of shares of any series shall not be decreased to a number less than that of the shares of that series then outstanding).

5.      The number of shares voting for and against the amendment to Article SIXTH is as follows.

Number of Shares Voting for Amendment:	1,233,393

Number of Shares Voting Against Amendment:	53,164

6.     Resolved, that Article SIXTH of the Restated Certificate of Incorporation be further amended to include the following language, in addition to paragraph 4 above:

     The Board of Directors is authorized to designate 1,300,000 shares of preferred stock as “Series A Stock”, subject to the rights, preferences, privileges and limitations set forth below.

A.     Terms of the Series A Stock.

1.     Designation and Number. A series of preferred stock, designated the “Series A Stock”, is hereby established. The number of authorized shares of Series A Stock shall be 1,300,000.

2.     Maturity. The Series A Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3.      Dividends.

(a)     Dividends in Kind. Holders of Series A Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive, and the Corporation shall pay, out of funds of the Corporation legally available for payment, preferential cumulative dividends at the rate of 8% per annum (equivalent to a fixed annual amount of $0.40 per share) (the “Dividend Payments”) of the stated value of $5.00, payable in arrears on the fifteenth (15th) calendar day of each quarter (the “Dividend Payment Date”), beginning on January15, 2015 (with respect to the period beginning on the Original Issue Date (as defined below) and ending on December 31, 2014), in duly authorized, validly issued, fully paid and non-assessable shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”). The Common Stock to be issued as Dividend Payments shall be valued at the volume weighted average price (the “VWAP”) of the Common Stock over a ten (10) consecutive trading days ended on the second trading day immediately preceding the Dividend Payment Date.

(b)     Dividend Calculations; Late Fees. Dividends on the Series A Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue commencing on the date of the first issuance of any shares of Series A Stock (the “Original Issue Date”). Dividends shall cease to accrue with respect to any Series A Stock converted, provided that the Corporation actually delivers the shares of Common Stock issuable upon conversion of the shares of Series A Stock (the “Conversion Shares”) within the time period required by Subsection 7(b) herein. Any dividends that are not paid within three Trading Days (as defined below) following a Dividend Payment Date shall continue to accrue and shall entail a late fee, at a rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment of the dividend in full. So long as any Series A Stock shall remain outstanding, the Corporation shall not make any distribution upon any shares of Common Stock as long as any dividends due on the Series A Stock remain unpaid, nor shall any monies or capital stock be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any shares of Common Stock or any shares junior to or pari passu with the Series A Stock. Any dividend payment made on the Series A Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Dividends on the Series A Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement.

4.     Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each, a “Liquidation Event”), the Holders of Series A Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $5.00 per share (the “Liquidation Preference”, or the “Stated Value”) in cash or property at its fair market value as determined by the Board of Directors of the Corporation, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Corporation’s Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Stock as to liquidation rights, including any other class or series of shares of the Corporation hereafter authorized over which the Series A Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Corporation will promptly provide to the Holders written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation

Preference, plus any accrued and unpaid dividends to which they are entitled, the Holders will be entitled to a pro-rata distribution of the remaining assets of the Corporation, on the same terms and with the same rights as the holders of the Corporation’s Common Stock, on an as-converted basis. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, unless a liquidation, dissolution or winding up of the Corporation is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of the Corporation is effected.

5.     Redemption. The Corporation may not redeem the Series A Stock, in whole or in part.

6.     Voting Rights.

(a)     Negative Covenants. So long as any shares of Series A Stock remain outstanding or a Holder has an exercisable put option pursuant to the Definitive Agreement (as defined below), the Corporation will not, without the affirmative vote or consent of the holders of Series A Stock entitled to cast at least ninety percent (90%) of the votes entitled to be cast by the holders of the Series A Stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i)     amend, alter or repeal the provisions of the Corporation’s Certificate of Incorporation or Bylaws, whether by merger, consolidation or otherwise;

(ii)     authorize, create or issue any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior or pari passu to the Series A Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

(iii)     increase the authorized amount of any class or series of capital stock of the Corporation;

(iv)      authorize the payment of any dividends or distributions on any class or series of capital stock other than those dividends to which holders of Series A Stock are entitled under subsection 3 hereto;

(v)     redeem or repurchase any shares of Common Stock or preferred stock except purchases at cost upon termination of services of an employee of, or consultant to, the Corporation or pursuant to the exercise by the Corporation of contractual rights of first refusal over any such shares;

(vi)     consumate any Liquidation Event;

(vii)     increase or decrease the size of the Corporation’s Board of Directors; or

(viii)     take any other action that may result in any adverse change to the rights, preferences, and privileges of the holders of Series A Stock.

(b)     Board of Directors. Except as set forth in subsection 6(a) herein, Holders will be entitled to voting rights on an as-converted to Common Stock basis; provided, however, that, solely for the purposes of determination of voting rights under this Subsection 6, the Market Price (as defined below) shall be the conversion price per share of Common Stock at which the Series A Stock is convertible into shares of Common Stock. “Market Price” shall mean the closing bid price of the Common Stock on the date immediately preceding the date upon which the Corporation first entered into a definitive agreement for the sale and issuance of Series A Stock (the “Definitive Agreement”). Except as specified in this Subsection 6, or as otherwise required by applicable law, Holders will not have any additional voting rights as a series or class. At any time, before, on or after the Original Issue Date, a Holder for itself only, may limit the amount of “as-converted to Common Stock” shares such Holder may vote pursuant to this Section 6(b) to an amount not in excess of the amount of shares of Common Stock that could be issued to such Holder without exceeding the Beneficial Ownership Limitation.

7.     Conversion.

(a)     Subject to and upon compliance with the provisions of this Subsection 7, a Holder shall have the right, at the Holder’s option, at any time, to convert such shares of Series A Stock, in whole or in part, into the number of authorized but previously unissued shares of Common Stock and accrued dividends obtained by dividing the aggregate Stated Value of such shares by $2.00, the conversion price per share of Common Stock at which the Series A Stock is convertible into shares of Common Stock, as such price may be adjusted pursuant to Subsection 8 (the “Conversion Price”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Stock to be converted, the number of shares of Series A Stock owned prior to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b)     Not later than three (3) Trading Days (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder, a certificate or certificates representing the Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the Series A Stock. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice. The aforedescribed rescission notwithstanding, the Holder will be entitled to liquidated and other damages, if any. “Trading Day” shall mean any day on which the securities in question are traded on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on the Nasdaq National Market, in the applicable securities market in which the securities are traded.

(c)     No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series A Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series A Stock, the Corporation shall pay to the Holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. “Current Market Price” of the Common Stock of the Corporation for any day shall mean the last reported sales price on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case as reported on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any AMEX member firm regularly making a market in such security and selected for such purpose by the Board of Directors of the Corporation or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Board of Directors of the Corporation, which determination shall be final, conclusive and binding. If more than one share of Series A Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Stock so surrendered.

(d)     If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 7(b) on the third Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as penalty, for each $5,000 of Stated Value of Series A Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such third Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, in law or in equity including, without limitation, a decree of specific performance and/or damages pursuant to any other Section hereof or under applicable law.

(e)     In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 7(b), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Stock equal to the number of shares of Series A Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(b). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of shares of Series A Stock as required pursuant to the terms hereof.

(f)     The Corporation shall not affect any conversion of the Series A Stock, and a Holder shall not have the right to convert any portion of the Series A Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining unconverted Stated Value of the Series A Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Stock) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7(f) applies, the determination of whether the Series A Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series A Stock are convertible shall be deemed to be such Holder’s determination of whether the shares of Series A Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series A Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulation promulgated thereunder. For purposes of this Section 7(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99%, unless a Holder elects on its signature page to the Definitive Agreement a different amount for its own Beneficial Ownership Limitation of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Stock held by the applicable Holder. A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(f) applicable to its Series A Stock. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(f) to correct this paragraph (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to any successor holder of Series A Stock.

8.     Certain Adjustments

(a)     Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, or on any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Subsection 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)     Subsequent Equity Sales. If, at any time while this Series A Stock is outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Subsection 8(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Subsection 8(b), upon the occurrence of any Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c)     Subsequent Rights Offerings. If the Corporation, at any time while this Series A Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock that are exercisable at a price per share that is lower than the Conversion Price (such lower price, the “Rights Conversion Price”) , then the Conversion Price shall be reduced to equal the Rights Conversion Price. If the Corporation shall issue rights, options or warrants to all holders of Common Stock where the Rights Conversion Price is lower than VWAP but greater than the Conversion Price on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(d)     Pro Rata Distributions. If the Corporation, at any time while this Series A Stock is outstanding, distributes to all holders of Common Stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Subsection 8(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e)     Fundamental Transaction. If, at any time while this Series A Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series A Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder of Series A Stock shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under the Certificate of Incorporation and any applicable transaction documents (as defined in the Purchase Agreement) in accordance with the provisions of this Subsection 8(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Series A Stock, deliver to the Holder in exchange for this Series A Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series A Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A Stock (without regard to any limitations on the conversion of this Series A Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series A Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the Certificate of Incorporation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under the Certificate of Incorporation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(f)     Calculations. All calculations under this Subsection 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Subsection 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g)     Notice to the Holders.

(i)     Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Subsection 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)     Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the sum of the Stated Value of this Series A Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(h)     Transfer Agent Certificate. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent of the Corporation an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Stock at such holder’s last address as shown on the share records of the Corporation. No adjustment in the Conversion Price shall be made by the Company unless such reduced Conversion Price shall be in effect for a period of at least 10 business days.

(i)     Other Actions Affecting Holders. If the Corporation shall take any action affecting the Common Stock, other than an action described in this subsection 8, that in the opinion of the Board of Directors of the Corporation would materially and adversely affect the conversion rights of the Holders, the Conversion Price for the Series A Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors of the Corporation, in its reasonable discretion, may determine to be equitable under the circumstances.

(j)     Reserved Common Stock for Conversion. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series A Stock and paying dividends with shares of Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Stock not theretofore converted and payment with shares of Common Stock of the maximum amount of dividends which may accrue through four years after the Original Issue Date. For purposes of this paragraph (j), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series A Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Corporation covenants that any Common Stock issued upon conversion of the Series A Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series A Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Stock at such adjusted Conversion Price.

(k)      Transfer Tax. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series A Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series A Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(l)     No Reissuance. After a share of Series A Stock has been converted or redeemed, it shall not be reissued.

In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

9.     Certificate of Incorporation and Bylaws. The rights of all Holders of the Series A Stock and the terms of the Series A Stock are subject to the provisions the Certificate of Incorporation and the Bylaws of the Corporation.

B.     Exclusion of Other Rights. Except as may otherwise be required by law, the Series A Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in the Certificate of Incorporation (as such may be amended from time to time). The Series A Stock shall have no preemptive or subscription rights.

C.     Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

D.     Severability of Provisions. If any voting powers, preferences or relative, participating, optional and other special rights of the Series A Stock or qualifications, limitations or restrictions thereof set forth in the Certificate of Incorporation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Stock and qualifications, limitations and restrictions thereof set forth in the Certificate of Incorporation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Stock or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series A Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series A Stock or qualifications, limitations or restrictions thereof unless so expressed herein.

7.      The number of shares voting for and against the amendment to Article SIXTH is as follows.

Number of Shares Voting for Amendment:	1,234,373

Number of Shares Voting Against Amendment:	53,235

8.      This Certificate of Amendment shall become effective immediately upon filing with the State of New Jersey.

Dated this 10th day of November, 2014	By:	/s/ John H. Freeman
Name: John H. Freeman
Title: Chief Executive Officer and President